Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 1

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Veradace Partners LP

Purchase of Shares	300	$3.310	05/20/2026